Exhibit 10.19

MAIA BIOTECHNOLOGY, INC.

AMENDMENT TO THE

2021 EQUITY INCENTIVE PLAN

WHEREAS, MAIA Biotechnology, Inc. (the “Company”) maintains the 2021 Equity Incentive Plan (the “Plan”; capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan); and

WHEREAS, Article XVI of the Plan provides that the Board may amend, alter or discontinue the Plan at any time, provided that no amendment, alteration or discontinuation will be made, without the approval of such amendment by the Company’s stockholders if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Stock may be listed or quoted); and

WHEREAS, the Board has determined that it would be advisable and in the best interest of the Company and its stockholders to amend the Plan to provide for an automatic annual increase in the number of Shares that may be subject to awards under the Plan.

NOW, THEREFORE, the Plan is amended by deleting the existing Section 5.1 in its entirety and inserting in lieu thereof the following new Section 5.1:

5.1 Authorized Shares. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of shares of Stock reserved and available for grant and issuance under the Plan is 1,734,541, plus any reserved shares of Stock not issued or subject to outstanding awards granted under the Company’s 2020 Plan (the “Prior Plan”). In addition, subject to any adjustments as necessary pursuant to Article XV, such aggregate number of shares of Stock will automatically increase commencing on the date of Stockholder approval and then each January 1 following thereafter, and ending on (and including) January 1, 2032 (each an “Increase Date”), in an amount equal to ten percent (10%) of the total number of shares of Stock outstanding on a fully diluted basis on December 31 of the preceding calendar year; provided that, the Board may act prior to any Increase Date to provide that there will be no increase for such year or that the increase for such year will be a lesser number of shares of Stock. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, then in each such case the shares of Stock so tendered or withheld shall be added to the shares of Stock available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan or the Prior Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

Except as specifically specified in this Amendment, the Plan shall in all other respects remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 25th day of May, 2023.

MAIA BIOTECHNOLOGY, INC.

By	/s/ Vlad Vitoc

Name:	Vlad Vitoc
Title:	Chief Executive Officer